Filed Pursuant to Rule 424(b)(7)

Registration No. 333-122149

PROSPECTUS SUPPLEMENT NO. 13

TO PROSPECTUS DATED DECEMBER 1, 2005

50,000,987

COMMON SHARES

This prospectus supplement supplements information contained in the prospectus dated December 1, 2005 covering resale by selling shareholders of 50,000,987 of our common shares. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 2 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Shareholders” in the prospectus is amended by superseding the information with respect to a person previously listed in the prospectus with the information that is set forth below:

	Prior to the Offering		Number of Common Shares Registered for Resale	After the Offering
Name of Selling Shareholder	Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding		Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding
Senior Management, Their Transferees and Certain Other Holders:
Karl Chicca[1]	304,438[2]	*	85,775[3]	218,663	*

*	Less than one percent.

1	Current Seagate employee.

2	Includes (i) exercisable options to purchase 9,999 Seagate common shares and (ii) 85,775 Seagate common shares held by the Chicca Living Trust dated March 10, 1998 for which Mr. Chicca and Linda Chicca serve as co-trustees and exercise voting and dispositive power.

3	Held by the Chicca Living Trust dated March 10, 1998 for which Mr. Chicca and Linda Chicca serve as co-trustees and exercise voting and dispositive power.

The date of this prospectus supplement is August 1, 2006.